Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Equity Incentive Plan of Recon Technology, Ltd of our report dated September 28, 2018 with respect to the consolidated financial statements of Recon Technology, Ltd for the years ended June 30, 2018 and 2017 appearing in Recon Technology, Ltd.’s Annual Report on Form 20-F for the year ended June 30, 2018, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

December 20, 2018